UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
January 13, 2011
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.
     On January 13, 2011, Finisar Corporation (the “Company”) entered into a privately-negotiated agreement with an existing holder of the Company’s 5% Convertible Senior Notes due 2029 (the “Notes”) to exchange approximately $25.2 million principal amount of the Notes, plus accrued and unpaid interest on such Notes to January 19, 2011, for approximately 2.36 million shares of the Company’s common stock, based on the conversion price of the Notes (approximately $10.68 per share), plus approximately 110,000 additional shares. The exact number of such additional shares will be determined in accordance with a formula based upon the closing price of the common stock on the Nasdaq Global Select Market on January 14, 2011. Following the exchange, approximately $74.8 million aggregate principal amount of the Notes will remain outstanding.
     The shares of common stock to be issued in the exchange transaction will not be registered under the Securities Act of 1933, as amended (the “Act”). The Company will issue the shares in a transaction exempt from the registration requirements of the Act pursuant to the provisions of Section 3(a)(9) of the Act, as securities exchanged by the issuer solely with an existing security holder. No commission or other remuneration was paid or given, directly or indirectly, for soliciting the exchange. The shares of common stock to be issued in the exchange transaction, upon such issuance, will be unrestricted securities.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 14, 2011

Finisar Corporation
By:	/s/ Kurt Adzema
Kurt Adzema
Senior Vice President, Finance and Chief Financial Officer